ASSET PURCHASE AGREEMENT

AMONG

ANTEX BIOLOGICS INC.,
ANTEX PHARMA INC.,

AND

BIOPORT CORPORATION

April 10, 2003

i

Appendices

Appendix A—Definitions

ii

ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of April 10, 2003, by and among BIOPORT CORPORATION, a Michigan corporation (the “Buyer”), ANTEX BIOLOGICS INC., a Delaware corporation (“Antex”) and ANTEX PHARMA INC., a Delaware corporation (“Antex Pharma”). Antex and Antex Pharma are also each individually referred to herein as a “Seller,” and collectively, as the “Sellers”. The Buyer and the Sellers are referred to collectively herein as the “Parties”.

BACKGROUND

     The Sellers are biopharmaceutical companies engaged in the business of developing new products to prevent and treat bacterial infections and related diseases and such other business conducted by the Sellers with the Acquired Assets (the “Business”). The Sellers are debtors and debtors in possession under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in Chapter 11 cases pending in the United States Bankruptcy Court in the District of Maryland (the “Bankruptcy Court”), captioned In re Antex Biologics, Inc. et. al., Jointly Administered Case No. 03-13651 DK (the “Bankruptcy Case”). Subject to the approval of the Bankruptcy Court, the Buyer desires to purchase substantially all of the assets (and assume a limited number of specific liabilities) of the Sellers in return for cash on the terms set forth herein.

     Buyer and Sellers have entered into a Discretionary Loan, Security and Pledge Agreement, dated March 17, 2003 (the “Loan and Security Agreement”). To date, Buyer has advanced to Sellers $543,000, in the aggregate, under the Loan and Security Agreement. Of such amount, $297,000 was advanced prior to the entry of an Interim Order, dated March 28, 2003 (the “Interim Order”), authorizing post-petition secured financing pursuant to Sections 105(a), 361, 362, 364(c) and 507 of the Bankruptcy Code (“DIP Financing”) and the remaining $246,000 was advanced after the entry of the Interim Order. Under the Interim Order the Sellers may borrow up to $425,000 (including the $246,000 advance referred to above which is to be treated as DIP Financing) from Buyer in accordance with the terms of the Interim Order and the Loan and Security Agreement and such loan will be treated as DIP Financing.

     In order to facilitate the transactions contemplated under this Agreement (the “Transactions”), Sellers will file with the Bankruptcy Court a Sale Motion (as defined below) seeking entry of a Approval Order (as defined below), providing for, among other things, the sale of the Acquired Assets and assumption of the Assumed Liabilities in accordance with Sections 363(f) and 365 of the Bankruptcy Code. Upon entry of the Approval Order by the Bankruptcy Court and upon satisfaction or waiver of the conditions set forth in this Agreement, Buyer will purchase from Sellers the Acquired Assets, which will be transferred to Buyer in accordance with the procedures and upon the terms and subject to the satisfaction of the conditions set forth in this Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, agree as follows.

     1.  Definitions. Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in Appendix A hereto.

     2.  Basic Transaction.

          (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell, transfer, convey, and deliver to the Buyer for the consideration specified below in this Section 2, all of the Acquired Assets at the Closing regardless of whether any such Acquired Assets existed before the filing of the Bankruptcy Case or was created thereafter. Subject to the receipt of all necessary consents, the Acquired Assets will be sold, assigned, conveyed and delivered to Buyer on the Closing Date, free and clear of all Security Interests, claims and interests, pursuant to Sections 363(b), (f) and (m) and Sections 365(f) and (k) of the Bankruptcy Code.

          (b) Limited Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for the Assumed Liabilities as of the Closing. The Buyer will not assume or have any responsibility, however, with respect to any Excluded Liability, and the Buyer shall not be deemed by anything contained in this Agreement or any other instrument to have assumed or become responsible for any Excluded Liability. All Excluded Liabilities shall remain the responsibility of the Sellers.

          (c) Purchase Price. The Buyer agrees to pay to the Sellers in the aggregate at the Closing for the Acquired Assets Three Million, Four Hundred Thousand Dollars ($3,400,000) in cash by delivery of immediately available funds, subject to adjustment as described below in this Section 2(c), or such higher amount of consideration offered by Buyer and approved by the Bankruptcy Court in the Approval Order (the “Purchase Price”). Sellers shall not entertain or accept other offers for the Acquired Assets unless such offers are Qualified Offers (as defined below). The Purchase Price shall be reduced by the following amounts which shall be credited toward the Purchase Price at the Closing: (i) all amounts loaned by the Buyer to the Sellers (regardless of whether such amounts were loaned prior to the entry of the Interim Order or thereafter) pursuant to the Loan and Security Agreement and any other DIP Facility Agreements, (ii) all amounts paid to Sellers by Buyer as a deposit pursuant to the Sale Procedures Order or the Approval Order, and (iii) all amounts paid by the Buyer to any third party in order to cure an Assumed Contract.

          (d) The Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Thelen Reid & Priest LLP at 701 Pennsylvania Avenue, NW, 8th Floor, Washington, DC 20004 commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions the respective

Parties will take at the Closing itself), or such other date and time as the Parties may mutually determine (the “Closing Date”).

          (e) Deliveries at the Closing. At the Closing, (i) the Sellers shall deliver to the Buyer the various certificates, agreements, instruments, and documents referred to in Section 7(a) below; (ii) the Sellers shall execute, acknowledge (if appropriate), and deliver to the Buyer (A) a bill of sale and assignment in the form to be agreed upon in accordance with Section 5(i) to this Agreement and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iii) the Buyer shall deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iv) the Buyer shall execute, acknowledge (if appropriate), and deliver to the Sellers (A) an instrument of assumption in the form to be agreed upon in accordance with Section 5(i) to this Agreement and (B) such other instruments of assumption as the Sellers and their counsel reasonably may request; and (v) the Buyer will deliver the consideration specified in Section 2(c) above to the Sellers or to such Persons as the Sellers may direct.

          (f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for tax purposes in accordance with the allocation schedule to be prepared by the Buyer in accordance with applicable law (including, the Code) prior to the Closing and to be delivered in accordance with Section 5(i) hereof (the “Allocation Schedule”). The Parties shall report, or cause to be reported, this transaction for tax purposes in accordance with the Allocation Schedule and each of the Parties agrees to act in accordance with such Allocation Schedule in the course of any tax audit, tax review or tax litigation concerning such party and relating thereto. None of the Parties will assert, or permit to be asserted, that the allocation set forth in the Allocation Schedule was not separately bargained for at arm’s length and in good faith.

     3.  Representations and Warranties of the Sellers. Each of the Sellers, jointly and severally, represents and warrants to the Buyer that, the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule to be delivered in accordance with Section 5(i) hereof (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

          (a) Organization, Qualification, and Corporate Power. Each of the Sellers is a corporation duly organized, validly existing, and in good standing under the jurisdiction of its incorporation. Each of the Sellers is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Sellers has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the Business and to own and use the Acquired Assets, except where the failure would not have a Material Adverse Effect.

          (b) Authorization of Transaction. Subject to the Bankruptcy Court’s approval, each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other documents referenced herein and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the board of directors of each Seller and Antex, as the sole stockholder of Antex Pharma, have duly authorized the execution, delivery, and performance by such Seller of this Agreement and the documents referenced herein. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement and the documents referenced herein, nor the consummation of the Transactions (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any of the Sellers is subject or any provision of the charter or bylaws of any of the Sellers or (ii) except where the result would not be a Material Adverse Effect or as approved by the Bankruptcy Court, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, Permit or other arrangement to which any of the Sellers is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of the Acquired Assets). Except as set forth in Section 3(c) of the Disclosure Schedule or as contemplated by this Agreement or approved by the Bankruptcy Court, none of the Sellers needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the Transactions (including the assignments and assumptions referred to in Section 2 above) or continue the effectiveness of any Permits relating to the Business following the Closing.

          (d) Brokers’ Fees. None of the Sellers has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

          (e) Title to Assets. Each Seller has good and marketable title to, or a valid leasehold interest in, the Acquired Assets and the Leased Real Property, free and clear of all Security Interests, except for those Security Interests in favor of Buyer. Except as set forth in Section 3(e) of the Disclosure Schedule, the Acquired Assets and the Leased Real Property constitute all of the assets, other than the Excluded Assets, which are used in the Business.

          (f) Subsidiaries. No Seller has any Subsidiaries (other than Subsidiaries that are also Sellers hereunder). Except as set forth in
Section 3(f) of the Disclosure Schedule, the Sellers do not control, directly or indirectly, or have any direct or indirect equity participation in any Person.

          (g) Financial Statements. Sellers have delivered to Buyer following financial statements (collectively the “Financial Statements”): audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2001 and 2000 for Antex and the unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended December 31, 2002 (the “Most Recent Fiscal Year End”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP based upon the books and records of each of the Sellers applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of each of the Sellers as of such dates and the results of operations of each of the Sellers for such periods and are consistent with the books and records of each of the Sellers (which books and records are correct and complete in all material respects).

          (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, the Business of each of the Sellers has been operated in the Ordinary Course of Business and there has not been any material adverse change in the business, operations, or results of operations of any Seller or the Business except as and to the extent specified in Section 3(h) of the Disclosure Schedule, disclosed in the Antex SEC Reports, or with respect to the Bankruptcy Case. Without limiting the generality of the foregoing, except as set forth in Section 3(h) of the Disclosure Schedule, since that date through the date of this Agreement:

(i) none of the Sellers has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(ii) none of the Sellers has entered into any agreement, contract, lease, pricing arrangement or license (or series of related agreements, contracts, leases, pricing arrangements and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

(iii) no party (including any Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which any of the Sellers is a party or by which any of them or the Acquired Assets is bound;

(iv) none of the Sellers has imposed or permitted any Security Interest upon any of the Acquired Assets other than a Security Interest in favor of Buyer;

(v) none of the Sellers has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

(vi) none of the Sellers has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

(vii) none of the Sellers has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 in the aggregate or outside the Ordinary Course of Business;

(viii) none of the Sellers has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(ix) there has been no change made or authorized in the charter or bylaws of any of the Sellers;

(x) except for the issuance of 201,166 shares of Antex common stock to the holders of Antex’s Series B Preferred Stock as a dividend, none of the Sellers has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, preemptive or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xi) except for the issuance of 201,166 shares of Antex common stock to the holders of Antex’s Series B Preferred Stock as a dividend, none of the Sellers has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xii) none of the Sellers has experienced any damage, destruction, or loss (whether or not covered by insurance) individually, in the aggregate, more than $10,000 to its property;

(xiii) none of the Sellers has made any loan to, or entered into any other transaction with, any of its directors, officers, employees or stockholders outside the Ordinary Course of Business;

(xiv) none of the Sellers has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xv) none of the Sellers has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business or made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

(xvi) none of the Sellers has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan), except for amendments, modifications or renewals made in the ordinary course of business and consistent with past practices; and

(xvii) none of the Sellers has committed to any of the foregoing.

          (i) Undisclosed Liabilities. None of the Sellers has any material Liability, except for (i) Liabilities disclosed in the Financial Statements and (ii) Liabilities set forth in Section 3(i) of the Disclosure Schedule.

          (j) Legal Compliance. Each of the Sellers has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Authorities and, to the Knowledge of Sellers, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Neither Seller has been cited for material non-compliances with laws by a Governmental Authority during the past 3 years.

          Each of the Sellers possess, and are in compliance with, the terms and conditions of, all franchises, consents, approvals, licenses, permits, certificates and other authorizations (“Permits”) from any Governmental Authority that are necessary for the ownership of their respective assets and the conduct of the Business as presently conducted in the Ordinary Course of Business, except where such noncompliance would not have a Material Adverse Effect. With respect to each such Permit: (A) the Permit, to the Knowledge of the Sellers, is in full force and effect; and (B) none of the Sellers is in material breach or default, and, to the Sellers’ Knowledge, no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default, or permit termination or modification of the Permit. Section 3(j) contains a list of all Permits material to the Business.

          To the Sellers’ Knowledge, none of the Sellers, or any officer, director, employee, consultant or agent of the Sellers has made, directly or indirectly, any improper or illegal payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to any governmental official for the purpose of influencing any official act or decision of such official or inducing him, her or it to use his, her or its influence to affect any act or decision of a Governmental Authority.

          (k) Tax Matters.

(i) Each of the Sellers has filed all Tax Returns that it was required to file since January 1, 1996. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Sellers as reflected in Sellers’ Tax returns have been paid and, to the Knowledge of the Sellers, all other Taxes owed by any of the Sellers have been paid. Except as disclosed in Section 3(k) of the Disclosure Schedule, none of the Sellers is currently the beneficiary of any extension of time within which to file any Tax Return. Neither Seller has received any notice from an authority in a jurisdiction where any of the Sellers does not file Tax Returns asserting that it is or may be subject to taxation by that jurisdiction. Neither Seller has been notified of any Security Interests or alleged Security Interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Each of the Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) No Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Liability with respect to any Taxes (a “Tax Liability”) of any of the Sellers either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers has Knowledge based upon personal contact with any agent of such authority. Section 3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Sellers for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have made available to the Buyer correct and complete copies of all federal and state income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Sellers since December 31, 1996.

(iv) None of the Sellers has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Except as set forth in Section 3(k)(v) of the Disclosure Schedule, none of the Sellers has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Sellers is a party to any Tax allocation or sharing agreement. None of the Sellers (A) is and has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Seller) and (B) has any Liability for the Taxes of any Person (other than any of the Sellers) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) The unpaid Taxes of the Sellers did not, as of the Most Recent Fiscal Year End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet.

          (l) Real Property.

(i) None of the Sellers owns any real property and neither of the Sellers is a sublessee of any real property.

(ii) Section 3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to or otherwise occupied by any of the Sellers (all such real property together with all buildings and other improvements thereon, the “Leased Real Property”).

(iii) With respect to all existing leases, subleases or other contracts with respect to such Leased Real Property (the “Leases”):

(A) Each Lease is a legal, valid, binding, enforceable obligation of either or both of the Sellers, as applicable, and is in full force and effect;

(B) to the Knowledge of the Sellers, no party to any of the Leases is in material breach or default and, to the Knowledge of the Sellers, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C) to the Knowledge of the Sellers, no party to any of the Leases has repudiated any provision thereof;

(D) to the Knowledge of the Sellers, there are no disputes, oral agreements, or forbearance programs in effect as to any of the Leases;

(E) none of the Sellers has, prior to the acquisition of the Acquired Assets by the Buyer, assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any of the Leases;

(F) the Leased Real Property has received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and, to the Knowledge of the Sellers, have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

(G) all Leased Real Property is supplied with utilities and other services necessary for the operation of said facilities in accordance with the manner that it is currently being operated; and

          (m) Intellectual Property.

(i) The Sellers own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted. The Sellers possess all right, title and interest in and to the each item of owned Intellectual Property, free and clear of any Security Interest or other restriction or claim other than a Security Interest in favor of Buyer. With respect to each item of Intellectual Property that any third party owns and that any Seller uses, the license, sublicense, agreement or permission pursuant to which such Seller has the right to use such item is legal, valid, binding, enforceable and in full force and effect. The Sellers have taken all action that they reasonably deem necessary or appropriate in their respective business judgments to maintain and protect each item of Intellectual Property that it owns or uses. To the Knowledge of Seller, any Intellectual Property created by an employee of the Seller has been assigned to the Seller pursuant to an executed assignment or similar agreement between the Seller and such employee. All Intellectual Property listed in Section 3(m) of the Disclosure Schedule that was purchased by the Sellers from third parties has been assigned to the Sellers and the Sellers have not transferred ownership of, joint ownership of, or any license to, the Intellectual Property. All registration and renewal fees relating to any Intellectual Property of the Sellers have been paid. The Sellers have taken reasonable actions to protect their Confidential Information, including, requiring their employees and contractors to sign non-disclosure agreements.

(ii) Section 3(m) of the Disclosure Schedule identifies each item of Intellectual Property and indicates whether each such item is owned or licensed by the Sellers. Section 3(m)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to any of the Sellers with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Sellers have made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of the Sellers has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The

Sellers have made available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(m)(ii) of the Disclosure Schedule also identifies each registered or unregistered trade name, service mark or trademark used by any of the Sellers in connection with any part of the Business. The Sellers have made available to the Buyer correct and complete copies of all licenses, sublicenses, agreements, and permissions (as amended to date) relating to Intellectual Property. All registered Intellectual Property is valid and subsisting, except where such failure would not have a Material Adverse Effect. To the Knowledge of the Sellers, there is no material breach or other dispute under any Contracts relating to Sellers’ Intellectual Property.

(iii) To the Knowledge of the Sellers, none of the Sellers has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and no Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Sellers. To the Knowledge of the Sellers, no facts exist that would render the Intellectual Property invalid or unenforceable.

          (n) Tangible Assets. Each Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. To the Knowledge of the Sellers, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. Section 3(n) of the Disclosure Schedule lists all material items of personal property owned by the Sellers which are included in the Acquired Assets and each such item not owned by the Sellers but used in the Business and subject to rental or lease payments therefor (including with respect to such property not owned by the Sellers (the “Leased Personal Property”), the owner of, the lessor of, and any agreement (“Personal Property Lease”) relating to the use of, each such item of Leased Personal Property.

          (o) Contracts. Section 3(o) of the Disclosure Schedule lists all purchase orders, contracts, commitments, obligations, plans, agreements, instruments, arrangements, understandings, bids, undertakings and proposals written or oral including all amendments and supplements thereto, or series of any of the foregoing, to which any Seller is a party or by which any of their respective assets or the Business are bound involving consideration in excess of $10,000 per year or which are otherwise material to any Seller (including, without limitation, any Contract concerning confidentiality or non-competition or limiting any Sellers’ ability to do business in any line of business or geographical area) (the “Contracts”). The Sellers have made available to the Buyer a correct and complete copy of each written Contract listed in Section 3(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to in Section 3(o) of the Disclosure Schedule.

Other than purchase orders cancelable upon less than 30 calendar days’ notice, with respect to each such Contract: (A) the Contract is a legal, valid, binding, and enforceable obligation of the respective Sellers, and in full force and effect; and (B) to the Knowledge of Sellers, no party is in material breach or default, and no event has occurred which with notice or lapse of time or both would constitute a material breach or default, or permit termination, modification, or acceleration, under the Contract; and (C) no Seller has and, to the Sellers’ Knowledge, no other party has repudiated any provision of any Contract. Except as set forth in Section 3(o) of the Disclosure Schedule, (i) no purchase Contracts of any of the Sellers are in excess of the normal and ordinary requirements of the Business and (ii) none of the Sellers is contractually restricted from carrying out the Business in any geographic area. There are no outstanding powers of attorney executed on behalf of any of the Sellers, except in favor of the Buyer. None of the Sellers is a guarantor or otherwise liable for any Liability or obligation (including Indebtedness) of any other Person (other than in the case of either Seller, the other Seller). Section 3(o) lists all amounts owed by the Sellers under any Contract as of the date hereof.

          (p) Insurance. Section 3(p) of the Disclosure Schedule sets forth a list of each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which any of the Sellers has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years. Except as set forth in Section 3(p) of the Disclosure, there are no claims pending under any of said policies or bonds or disputes with underwriters, and no premium payments are overdue. There are no pending or threatened terminations with respect to any of such policies and bonds and the Sellers are in compliance with all conditions contained therein. All such policies and bonds are in full force and effect. True, correct and complete copies of each such insurance policy have been made available to the Buyer. There are no self-insurance arrangements affecting either of the Sellers.

          (q) Litigation. Section 3(q) of the Disclosure Schedule sets forth each instance in which any of the Sellers (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

          (r) Employees. To the Knowledge of any of the Sellers, no executive, key employee, or group of employees has any plans to terminate or has terminated employment with any of the Sellers. None of the Sellers is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the Sellers has, to its Knowledge, committed any unfair labor practice. None of the Sellers has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Sellers. All salaried employees of the Sellers are listed in Section 3(r) of the Disclosure Schedule, which includes the salary level of each such employee. The qualifications of each employee of the Sellers for employment under applicable immigration laws have been reviewed, a properly completed Form I-9 is on file with respect to each such employee, as applicable, and each of the Sellers has, to its Knowledge, complied with the Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, and the Sellers have no Knowledge of any basis for any claim that any of the Sellers are not in compliance with the terms thereof. Sellers have not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or, to its Knowledge, any similar state or local legal requirement.

          (s) Employee Benefit Plans and Employment Agreements.

(i) Set forth in Section 3(s) of the Disclosure Schedule is a list of each Employee Benefit Plan.

(ii) There has made available to the Buyer (i) current, accurate and complete copies of each Employee Benefit Plan (including any amendments thereto), trust agreement, insurance or annuity contract, and all summary plan descriptions, summaries of material modification, general notices to employees or beneficiaries and other material agreements, documents or instruments relating thereto; (ii) the most recent audited financial statement with respect to each Employee Benefit Plan required to have an audited financial statement; (iii) copies of the most recent determination letters with respect to any Employee Benefit Plan which is intended to qualify under the Code § 401(a) (a “Qualified Plan”); (iv) copies of the three most recent actuarial reports with respect to each Employee Benefit Plan required to have an actuarial report; and (v) copies of the three most recent annual reports (Forms 5500) with respect to each Employee Benefit Plan required to file an annual report.

(iii) No Employee Benefit Plan is or has been subject to Title IV of ERISA or Code §412.

(iv) With respect to each Employee Benefit Plan, the Sellers and each ERISA Affiliate have complied in all material respects with all provisions of such plan, and with ERISA, the Code and other applicable laws and regulations, and, to the Knowledge of Sellers, no act or omission by the Sellers, each ERISA Affiliate, or any fiduciary of any such plan has occurred, no event has occurred and no condition exists that will or could be expected to give rise to liability for a breach of fiduciary responsibilities under ERISA, or to any fines, penalties, excise taxes, corrective payments, fees, sanctions or other payments under ERISA, the Code or other applicable laws or regulations;

(v) To the Knowledge of Sellers, neither the Sellers nor any ERISA Affiliate has made any representations or communications (directly or indirectly, orally, in writing or otherwise) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Employee Benefit Plan to any employee, beneficiary or other person other than those which are in accordance with the terms and provisions of each such plan.

          (t) Environmental, Health, and Safety Matters.

(i) Each of the Sellers has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each of the Sellers have obtained and complied with, and is in compliance in all material respects with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its Business; a list of all such permits, licenses and other authorizations is set forth on Section 3(t) of the Disclosure Schedule.

(iii) No Seller has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) To the Knowledge of Sellers, none of the following exists at any property or facility owned or operated by any Seller: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v) No Seller has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Authorities or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii) No Seller has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

          (u) Disclosure. The representations and warranties contained in this Section 3 do not omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading. Antex has filed with the Securities and Exchange Commission (the “SEC”) the following documents: (i) an Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, (ii) Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, (iii) a proxy statement on Schedule 14A dated May 1, 2002, and (iv) Current Reports on Form 8-K, dated February 28, 2003, March 17, 2003 and March 28, 2003 (collectively, the reports described in clauses (i) through (iv) of this Section are being referred to herein as the “Antex SEC Reports”). None of the Antex SEC Reports, as of the date of the filing thereof, contained an untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (v) Compliance with other Agreements. Sellers have complied in all material respects with the Loan and Security Agreement and no Event of Default (as defined therein) has occurred and is continuing as of the date hereof.

          (w) Accounts Receivable Except for amounts due or payable under Contracts which may be assumed by the Buyer at the Closing, the Sellers have no notes or accounts receivable.

     4.  Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

          (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

          (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except where enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the Transactions.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Transactions, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of their respective charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which either is bound or to which any of their respective assets is subject.

          (d) Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which any Seller could become liable or obligated.

     5.  Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

          (b) Notices and Consents. The Sellers shall give any notices to third parties and shall use their respective commercially reasonable efforts to obtain any third party consents, that the Buyer may reasonably request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Section 3(c), Section 3(j), Section 3(o) and
Section 4(c) above.

          (c) Operation of Business. The Sellers shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except for the filings made by the Sellers with the Bankruptcy court and related actions taken by the Sellers in connection therewith. Without limiting the generality of the foregoing covenants, unless otherwise pre-approved by the Buyer in writing, each Seller will subject to the receipt of sufficient funding from Buyer under the Loan and Security Agreement (i) operate its business in the ordinary course of business consistent with past practices; (ii) maintain its properties and other assets in good working order (normal wear excepted); (iii) maintain insurance on its properties and assets at existing levels and consistent with past practices; (iv) refrain from selling any assets or properties having a value in excess of $500.00; (v) refrain from making any distributions of cash, or other assets or securities to its stockholders, creditors or any other persons, except for (A) dividends on preferred stock paid in the form of common stock and (B) distributions of cash to pay rent, utilities and payroll and any other expenses approved by the Buyer; (vi) refrain from making any borrowings, incurring any debt (other than trade payables in the ordinary course of business not exceeding $150,000 in the aggregate and the Loan contemplated by the Loan and Security Agreement), or assuming, guaranteeing or endorsing or otherwise becoming liable (whether directly contingently or otherwise) for the obligations of any person, (vii) refrain from making any capital expenditures or loans, (viii) refrain from issuing any securities (other than upon the exercise of outstanding options and warrants and the conversion of the outstanding shares of Series B Convertible Preferred Stock) or splitting, combining or reclassifying its capital stock or otherwise restructuring itself; (ix) refrain from making any payments in satisfaction of deferred compensation claims and refrain from modifying existing salary or compensation arrangements in any way, except that payments of salary may be resumed, and (x) otherwise refrain from engaging in any practice, taking any action, or entering into any transaction described in _3(h) above.

          (d) Preservation of Business. Subject to the receipt of sufficient funding from Buyer under the DIP Facility Agreements, the Sellers shall use commercially reasonable efforts to keep the Business and properties substantially intact, including the present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          (e) Full Access. Each of the Sellers will permit representatives of the Buyer to have full access at all reasonable times, to all premises, properties, personnel, accountants,

customers, suppliers, third party lenders and other third parties whose consent is required in order to consummate the Transactions, books, records (including Tax records), contracts, and documents of or pertaining to each of the Sellers. In that regard, each Seller will provide to Buyer copies of all agreements, contracts, leases, accounting statements and records, and all other records pertaining to each Seller’s business requested by Buyer. Each Seller shall also permit financial, environmental, physical property and other audits and inspections to be conducted as are reasonably deemed desirable by Buyer; provided that any out of pocket costs incurred by the Sellers shall be the sole responsibility of the Buyer.

          (f) Notice of Developments. The Sellers shall give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 3 above. The Buyer shall give prompt written notice to the Sellers of any material adverse development causing a breach of any of its own representations and warranties set forth in Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (g) Bankruptcy Court Approvals.

(i) Bankruptcy Court Approval of Sale Procedures. Within three business days of the date hereof, Sellers will file a motion, in form and substance reasonably satisfactory to the Buyer, with the Bankruptcy Court requesting the entry of an order setting forth the procedures for the sale of Sellers’ assets (the “Sale Procedures Order”). Sellers shall use commercially reasonable efforts to ensure that the Sale Procedures Order will:

(A) Approve sale process procedures that are consistent with this Agreement and otherwise acceptable to the Buyer;

(B) Fix the time, date, and location of a hearing on the approval of the sale (the “Approval Hearing”) to approve Sellers’ consummation of the Agreement by no later than May 21, 2003,

(C) Provide that a Qualified Offer must be received by 25 calendar days after entry of a Sale Procedures Order (the “Bid Deadline”);

(D) Provide that if Sellers do not receive a Qualified Offer by the Bid Deadline, then this Agreement and the Transactions shall be approved at the Approval Hearing;

(E) Require that notice be given to the parties to the proposed Assumed Contracts of the proposed assumption and assignment of the Assumed Contracts and any related cure amounts and setting a deadline of five business days before the Approval Hearing for objections to the proposed assumption and assignment of the Assumed Contracts;

(F) Provide that if Sellers receive a Qualified Offer to purchase the Acquired Assets, then Sellers shall immediately inform the Buyer and hold an auction for the Acquired Assets two business days after the Bid Deadline with bidding increments of no less than US $100,000.

          (G) Provide that a “Qualified Offer” is:

(1) A bona fide offer for the entirety of the Acquired Assets for no less than US $3,800,000; and

(2) Received from a financially qualified party, which determination shall be made by Sellers in their reasonable discretion and which determination, at a minimum, shall be subject to the provision by such prospective purchaser of documentation establishing that such prospective purchaser has sufficient cash on hand or a binding financial commitment from an established financial institution to ensure such prospective purchaser’s ability to meet its commitments pursuant to its offer; and

(3) Accompanied by a commitment to proceed to a closing on contractual terms at least as favorable to Sellers as those set forth in this Agreement and a cash deposit in an amount equal to the product obtained by multiplying the offer amount proposed times 5%.

          (H) Provide that if any of the events described in Section 9(a)(iv) hereof occur, then Buyer will be entitled to receive from Sellers the Break-Up Fee (as defined below);

          (I) Provide that Buyer’s claim to the Break-Up Fee shall be entitled to superpriority administrative claim treatment in the Bankruptcy Case, senior to all other superpriority claims, whether now or hereafter incurred or accrued;

          (J) Require Sellers to provide to Buyer, upon Sellers’ receipt thereof, a copy of any Qualified Offer received by it, except not including any materials related to such offer that Sellers are prohibited from disclosing by the terms of a valid confidentiality agreement and also not including any financial or proprietary information submitted by such party; and

          (K) Provide that should a Qualified Offer be received by Sellers, Buyer shall have the right, but not the obligation, to increase the Purchase Price and be approved at the Approval Hearing, provided, however, that Buyer shall receive a credit against any additional incremental offer in an amount equal to the Break-Up Fee;

          (ii) Bankruptcy Court’s Approval of Sale. Contemporaneously with the filing of the Sale Procedures Motion, Sellers shall file a motion, in form and substance reasonably satisfactory to the Buyer, with the Bankruptcy Court (the “Sale Motion”), requesting the entry of an order (the “Approval Order”). Sellers shall use commercially reasonable efforts to ensure that the Approval Order will:

(A) Approve the sale of the Acquired Assets to Buyer on the terms and conditions set forth in this Agreement, or such higher and better terms and conditions as may result from the sale process, and authorize Sellers to proceed with the Transactions;

(B) Include a specific finding that Buyer is a good faith purchaser of the Acquired Assets under Section 363(m) of the Bankruptcy Code and that the provisions of Section 363(n) of the Bankruptcy Code have not been violated;

(C) State that the sale of the Acquired Assets to Buyer shall be free and clear of all Security Interests whatsoever under Section 363 of the Bankruptcy Code (except as expressly provided in this Agreement);

(D) Approve Sellers’ assumption and assignment of the explicitly assumed pre-petition real property leases and other leases and Assumed Contracts, subject to cure and reasonable assurance of future performance;

(E) Authorize and direct Sellers to execute, deliver, perform under, consummate and implement this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing;

(F) Determine that Buyer is not a successor to Sellers or otherwise liable for any of the Excluded Liabilities and permanently enjoin each and every holder of any of the Excluded Liabilities from commencing, continuing or otherwise pursuing or enforcing any remedy, claim, cause of action or encumbrance against Buyer related thereto; and

(G) Find that pursuant to Section 1146(c) of the Bankruptcy Code, the within transaction is “ in contemplation of a plan or plans of reorganization to be confirmed in the Bankruptcy Case,” and as such shall be free and clear of any and all transfer tax, stamp tax or similar taxes.

Following the filing of the Sale Motion, Sellers shall use reasonable efforts to obtain entry of the Approval Order. Both Buyer’s and Sellers’ obligations to consummate the Transactions contemplated herein which Buyer and Sellers may hereafter enter into shall be conditioned upon the Bankruptcy Court’s entry of the Approval Order.

(iii) Sellers’ Additional Bankruptcy Procedure Covenants. Sellers shall promptly make any filings, take all actions, and use its commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for the consummation of the sale of the Acquired Assets, subject to its obligations to comply with any order of the Bankruptcy Court. In the event an appeal is taken, or a stay pending appeal is requested, from any of the foregoing orders Sellers shall immediately notify Buyer of such appeal or stay request and, upon Buyer’s request, shall provide to Buyer within three business days after Sellers’ receipt thereof a copy of the related notice of appeal or order of stay. Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from any such orders. Sellers shall provide Buyer with copies of all motions, including motions to assume or reject

Contracts of Seller, and provide Buyer with a reasonable opportunity to comment on such motions prior to filing any such motions by Sellers with the Bankruptcy Court.

(iv) No Conflict with this Agreement. The Sellers shall not include any provisions in any motion filed in the Bankruptcy Case that conflict with or derogate from this Agreement. Sellers shall use commercially reasonable efforts to ensure that the order of confirmation confirming any Chapter 11 plan in the Bankruptcy Case shall not conflict with or derogate from this Agreement in such a manner as to preclude Buyer from receiving the material benefits hereof. Sellers shall use its best efforts to ensure that any dismissal or conversion of the Bankruptcy Case shall not conflict with or derogate from this Agreement in such a manner as to preclude Buyer form receiving the material benefits of this Agreement

               (h) SEC Filings. Antex shall provide Buyer with drafts of all filings and reports that will be made by Antex to the SEC after the date hereof relating to the Transactions and provide the Buyer with the opportunity to review and comment on such filings and reports.

               (i) Delivery of Disclosure Schedules and Exhibits. The Parties acknowledge and agree that (A) the Sellers have not yet delivered a definitive Disclosure Schedule to this Agreement to the Buyer, and (B) the Parties have not yet mutually agreed upon the forms of exhibits to this Agreement. The Sellers shall deliver to the Buyer all of the schedules, including a definitive Disclosure Schedule to the Agreement, and documents referred to thereon, in final form within ten business days of the date hereof. The Buyer shall have ten business days following delivery of such schedules and such documents in which to terminate this Agreement if the Buyer reasonably objects to any information contained in such schedules or the contents of any such document and Buyer and Sellers cannot agree on mutually satisfactory modifications thereto. The Buyer shall deliver to the Sellers forms of all of the following exhibits to this Agreement within ten business days of the date hereof and the parties shall use commercially reasonable efforts to mutually agree upon the form and substance of such exhibits: (1) Form of Bill of Sale, (2) Form of Instrument of Assumption of Liabilities, and (3) Form of Assignment, Assumption, Consent and Amendatory Agreement relating to Lease. Within ten business days of the date hereof, the Buyer shall notify the Sellers which of the Contracts listed in the Disclosure Schedule are Assumed Contracts; provided, however, that Buyer shall have the right to remove a Contract from the list of Assumed Contracts in its sole discretion if it does not desire to pay any applicable cure amount relating to such Contract.

               (j) Negotiation of Cures. Sellers shall be responsible for the negotiation of all cure terms with respect to the Contracts included in the Purchased Assets.

          6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

               (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party. The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort of Sellers that are included in the Acquired Assets or that relate to the Assumed Liabilities. The Buyer agrees to provide the Sellers reasonable access to all documents, books, records and other agreements included in the Acquired Assets for any reasonable purpose, including the winding up of the Sellers and the preparation of any tax returns by the Sellers after the Closing. The Sellers agree to provide the Buyers reasonable access to all documents, books, records and agreements relating to the Excluded Assets and the Excluded Liabilities for any reasonable purpose.

               (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Sellers, each of the other Parties will cooperate with the other Parties or the other Parties’ counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

                (c) Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Sellers or the Business from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Sellers prior to the Closing. Each of the Sellers will refer all customer and other inquiries relating to the Business to the Buyer from and after the Closing. Upon Buyer’s request and at Buyer’s sole expense, Sellers shall assist Buyer in assigning any of Sellers’ existing insurance policies to Buyer or any subsidiary of Buyer.

               (d) Confidentiality. Each of the Sellers will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information with respect to the Acquired Assets and the Assumed Liabilities in its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Sellers may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Sellers shall use reasonable efforts to obtain, at the request of the Buyer and at the sole expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure or that either Seller is required by law to disclose.

               (e) Financial Information. The Sellers shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements prepared in accordance with the GAAP for the two full fiscal years preceding the Closing Date and for the calendar year 2003, by making available the Sellers’ any applicable records maintained by the Sellers in the ordinary course of business and answering reasonable questions, the costs and expenses for which shall be borne by the Buyer.

               (f) Taxes. Except as otherwise provided in this Agreement, each stamp, transfer, documentary, sales, use, registration, real property transfer, and other such Tax or fee (including any penalties and interest) incurred in connection with this Agreement and the Transactions (a “Transfer Tax”) shall be borne and paid, one-half by the Sellers and one-half by the Buyer, and the Sellers shall properly file on a timely basis all necessary tax returns and other documentation with respect to any Transfer Tax, provided that where such return or other documentation is required to be filed on a joint basis, the Parties shall cooperate in the timely preparation and filing thereof. The Parties hereto shall cooperate in providing the information required by any returns or other documentation relating to Transfer Taxes.

                (g) Nonassignable Contracts and Permits. To the extent that any Assumed Contract or Permit for which assignment to the Buyer is provided for in this Agreement is not assignable without the consent of another party or the appropriate Governmental Authority, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Sellers, at Buyer’s expense, shall continue to use their respective commercially reasonable efforts (including, without limitation, prosecution of appropriate motions pursuant to Section 365 of the Bankruptcy Code) to obtain the consent of such other party or Governmental Authority to the assignment of any such Assumed Contract or Permit to the Buyer in all cases in which such consent is or may be required for such assignment. If such consent shall not be obtained, the Sellers shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer the benefits under any such Assumed Contract or Permit. If and to the extent that such arrangement cannot be made with respect to any such Assumed Contract or Permit, the Buyer shall not have any obligation with respect thereto, any other provision of this Agreement to the contrary notwithstanding.

               (h) Employees. As of the Closing Date Sellers will terminate the employment of all of Sellers’ employees who have been offered and accepted employment by Buyer, and release all such employees from all non-competition and confidentiality covenants in favor of Sellers which would prevent such employees from being employees of Buyer, free of any restrictions or obligations to Sellers. Subject to due diligence, Buyer will offer employment to all or substantially all of Sellers’ employees as of the date hereof. Offers for employment made by Buyer shall be on such terms and conditions that take into consideration such employee’s current compensation and other benefits and such other factors as Buyer may deem appropriate and shall include a credit for all accrued vacation benefits. Buyer will furnish to Sellers promptly after the Closing a list of those employees who have accepted the offers of employment of Buyer. Sellers shall be responsible for (A) the payment of all wages and other remuneration due to employees with respect to their services as employees of Sellers through the close of business on the Closing Date, including pro rata bonus payments; (B) the payment of any termination or severance payments and, to the extent required by applicable law, the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments, if any, to employees required under the WARN Act. Sellers shall be liable for any claims made or incurred by employees and their beneficiaries through the Closing Date under the Employee Benefit Plans of the Sellers. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

               (i) Change of Corporate Name. On or as soon as practicable after the Closing Date, each Seller, at Buyer’s expense, shall amend its Certificate of Incorporation to change its corporate name, and any assumed name or d/b/a designation, in all jurisdictions where it and they are filed or registered, to eliminate therefrom the name “Antex” or any derivative thereof, or an confusing similar name or similar sounding word or phrase. Upon the effectiveness of such name change, assumed name or d/b/a designation in all relevant jurisdictions, Seller will cease to use the names “Antex” any derivative thereof or any confusingly similar name or similar sounding word or phrase, as either a company name, product/service name, trade name, trademark, service mark, assumed name, or portion of URL address or domain name, without the prior written consent of Buyer.

          7. Conditions to Obligation to Close.

               (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct at and as of the Closing Date as though made on the Closing Date (A) except that all representations and warranties that are not qualified by materiality need only be true and correct in all material respects, (B) except that any representation or warranty that speaks as of a specific date need only be correct and complete as of that date and (C) except for any representation or warranty that is not true and correct because of the failure of Buyer to provide financing necessary to enable the Sellers to continue their activities in the ordinary course;

(ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii) the Sellers shall have procured all of the third party consents specified in Section 5(b) above;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, county, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the Transactions, (B) cause any of the Transactions to be rescinded following consummation, or (C) adversely affect in any material respect the right of the Buyer to own the Acquired

Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge having the same consequences shall be in effect);

(v) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

(vi) the Sellers and the Buyer, as applicable, shall have received all authorizations, consents, and approvals of Governmental Authorities referred to in Sections 3(c), 3(j), 3(o) and 4(c) above, and none of such authorizations, consents, and approvals shall contain any terms, limitations, or conditions which the Buyer determines in good faith to be materially burdensome to the Buyer, or which restrict the Buyer from owning or operating the Acquired Assets or from conducting the Business in substantially the same manner as conducted on the date hereof;

(vii) James Jackson, Jeffrey V. Pirone, and Kyle W. Keese shall have executed employment and non-competition agreements in forms that are reasonably satisfactory to Buyer and such employees and V. M. Esposito shall have executed an employment and/or consulting agreement in the form(s) reasonably satisfactory to Buyer and V. M. Esposito and substantially all of the employees of the Sellers to whom Buyer has made offers of employment shall have accepted such offers of employment;

(viii) the Sellers shall have executed and delivered to the Buyer the bill of sale and assignment in the form agreed upon in accordance with Section 5(i);

(ix) the Sellers and the lessor(s) under the Leases shall have executed and delivered to the Buyer an Assignment, Assumption, Consent and Amendatory Agreement in substantially the form agreed upon in accordance with Section 5(i) hereof ;

(x) the Buyer shall have received fully executed amendments to the Assumed Contracts in form and substance reasonably satisfactory to Buyer;

(xi) all requisite notice periods, if any, under the WARN Act shall have expired;

(xii) the Buyer shall have received evidence that is reasonably satisfactory to the Buyer that, upon payment of any applicable cure amounts, no other amounts are currently due and payable under any Assumed Contract as of the Closing Date and that such cure amounts are being paid out of the Purchase Price;

(xiii) this Agreement, all of the agreements, documents and instruments referred to herein and the Transactions shall have been duly and validly authorized and approved by the Bankruptcy Court pursuant to the Approval Order, as of the Closing Date, such Approval Order shall be in full force and effect, and not stayed or revoked or, in any material respect, modified, vacated or amended; and the Approval Order shall become a final order or Buyer shall be satisfied in its sole discretion that proceeding with the Closing before the Approval Order becomes a final order will not subject the Buyer to any material risk.;

(xiv) nothing contained in any Chapter 11 plan filed, or confirmed, in the Bankruptcy Case nor the order of confirmation confirming any such Chapter 11 plan, nor any dismissal or conversion of the Bankruptcy Case shall conflict with this Agreement in such a manner as to preclude Buyer from receiving the material benefits of this Agreement; and

(xv) all actions to be taken by the Sellers in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes a written instrument so stating at or prior to the Closing.

               (b) Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date as though made on the Closing Date (except that all representations and warranties that are not qualified by materiality need only be true and correct in all material respects and any representation or warranty that speaks as of a specific date need only be correct and complete as of that date);

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the Transactions or (B) cause any of the Transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge having the same consequences shall be in effect);

(iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v) the Buyer shall have executed and delivered to the Sellers the instrument of assumption of liabilities in the form agreed upon in accordance with Section 5(i) hereof;

(vi) the Buyer and the lessor(s) under the Leases shall have executed and delivered to the Sellers an Assignment, Assumption, Consent and Amendatory Agreement in substantially the form agreed upon in accordance with Section 5(i) hereof;

(vii) this Agreement, all of the agreements, documents and instruments referred to herein and the Transactions shall have been duly and validly authorized and approved by the Bankruptcy Court pursuant to the Approval Order, as of the Closing Date, such Approval Order shall be in full force and effect, and not stayed or revoked or, in any material respect, modified, vacated or amended; and the Approval Order shall become a final order or Buyer shall be satisfied in its sole discretion that proceeding with the Closing before the Approval Order becomes a final order will not subject the Buyer to any material risk;

(viii) the Purchase Price shall have been paid to the Sellers; and

(ix) all actions to be taken by the Buyer in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to the Sellers.

Either Seller may waive any condition specified in this Section 7(b) if it executes a written instrument so stating at or prior to the Closing.

          8. Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall terminate effective as of the Closing.

          9. Termination.

               (a) Termination of Agreement. This Agreement may be terminated as provided below:

(i) The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) The Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (except that notice of termination involving the matter described in 9(a)(ii)(C) must be given on or before the 30th day following the execution of this Agreement) (A) in the event the Sellers have breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of ten business days after the notice of breach, (B) if the Closing shall not have occurred on or before the 90th calendar day following the date hereof by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement), or (C) in the event that, within the thirty (30)-day period following the execution of this Agreement, Buyer is unsatisfied in its sole and absolute discretion with the results of its due diligence investigation of Sellers; and

(iii) The Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified the Buyer of the breach, and the breach has continued

without cure for a period of ten business days after the notice of breach or (B) if the Closing shall not have occurred on or before the 90th calendar day following the date hereof, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

(iv) The Buyer or Seller may terminate this Agreement, by written notice to the other, if:

(A) a Seller enters into any agreement in principle, letter of intent, memorandum of understanding, definitive agreement or other document, whether binding or non-binding, providing for an Alternative Transaction, unless such Alternative Transaction is expressly subject and subordinate to Buyer’s prior rights to consummate the Transactions as contemplated by this Agreement (a “Back-Up Alternative Transaction”).

(B) a Seller (1) moves under Section 363 of the Bankruptcy Code for approval of any Alternative Transaction other than a Back-Up Alternative Transaction, or (2) sponsors, supports, endorses, recommends, proposes or moves for confirmation of any plan of reorganization of Seller involving an Alternative Transaction other than a Back-Up Alternative Transaction.

(C) the Bankruptcy Court enters any order approving any Alternative Transaction under Section 363 of the Bankruptcy Code or confirming any plan of reorganization of Sellers involving an Alternative Transaction, unless in each case such Alternative Transaction is a Back-Up Alternative Transaction.

               Notwithstanding the foregoing, the Sellers’ right to terminate this Agreement pursuant to Section 9(a)(iv) shall be limited to the ability to terminate within three business days following the auction contemplated by the Sale Procedures Order upon acceptance of a higher and better offer in accordance with the Sale Procedures Order.

               (b) Effect of Termination.

(i) If any Party terminates this Agreement pursuant to Section 9(a)(i), 9(a)(ii)(B) or (C) or 9(a)(iii)(B) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

(ii) If Buyer terminates this Agreement pursuant to Section 9(a)(ii)(A), Buyer shall be entitled to the actual damages resulting from Sellers’ breach (including the reasonable legal fees and expenses of counsel actually incurred in connection with this Agreement).

(iii) If Seller terminates this Agreement pursuant to Section 9(iii)(A), Seller shall be entitled to the actual damages resulting from Buyer’s breach (including the reasonable legal fees and expenses of counsel actually incurred in connection with this Agreement).

(iv) If Buyer terminates this Agreement as the result of 9(a)(iv), Sellers shall immediately pay to Buyer an amount equal to Three Hundred Thousand Dollars ($300,000) (the “Break-Up Fee”), consisting of Buyer’s legal and other professional fees, out of pocket expenses and resource allocation incurred in connection with effecting the Transactions. Until Sellers’ obligations to pay Buyer the amounts specified in this Section 9(b) are fully and indefeasibly discharged, Buyer’s claim for such amounts shall be treated as an allowed superpriority administrative claim with priority over any superpriority claims, whether now or hereafter incurred or accrued . If Buyer is required to institute proceedings to seek collection of the payment due hereunder and it is entitled to receive any of the amounts sought in the collection proceeding, in addition to paying such amount, Sellers shall reimburse Buyer for the attorneys’ fees and other reasonable costs and expenses incurred by Buyer in connection with such collection. The termination rights provided for in this Section are without prejudice to the rights of a Party to sue for monetary damages or obtain injunctive or other equitable relief in the event of a breach of this Agreement.

          10. Miscellaneous.

               (a) Nature of Certain Obligations. The representations, warranties, and covenants of the Sellers in this Agreement are joint and several obligations.

               (b) Press Releases and Public Announcements. Other than filings made in the Bankruptcy Court, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

               (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               (d) Entire Agreement. This Agreement (including the documents referred to herein) and the Mutual Nondisclosure Agreement, dated January 28, 2003, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

               (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) collaterally assign any or all of its rights and interests hereunder to one or more lenders of the Buyer.

               (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing addressed as follows:

To Sellers:	ANTEX BIOLOGICS INC.
300 Professional Drive
Gaithersburg, MD 20879
Facsimile: (301) 590-1252
Attention: V. M. Esposito, Ph.D.

With a copy (which shall not constitute notice) to:

Leach Travell
8270 Greensboro Drive
McLean, VA 22102
Facsimile: (703) 918-9397
Attention: Stephen E. Leach, Esq.

Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, DC 20004-2401
Facsimile: (202) 662-6291
Attention: Alfred H. Moses, Esq.

To Buyer:	BIOPORT CORPORATION
3500 N. Martin Luther King Jr. Blvd.
Lansing, MI 48906
Facsimile: (517) 327-7235
Attention: Mr. Robert Kramer

With a copy (which shall not constitute notice) to:

Thelen Reid & Priest LLP
701 Pennsylvania Ave., NW
Suite 800
Washington, DC 20004-2608
Facsimile: (202) 654-1836

Attention: Carl A. Valenstein, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

               (i) Governing Law. This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

               (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               (l) Expenses. Except as otherwise provided in this Agreement, each Party will be responsible for the payment of all fees, costs and expenses incurred by it in connection with this Agreement and the Transactions and will not be liable to the other party for the payment of any such fees.

               (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

               (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

               (o) Bankruptcy Court Jurisdiction. Any legal action or proceeding relating to disputes between the Parties arising under this Agreement shall be brought in the Bankruptcy Court and, by execution and delivery of this Agreement, each Seller hereby accepts for itself and for its bankruptcy estate, and Buyer hereby accepts for itself, generally and unconditionally, the jurisdiction of the aforesaid court. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

               (p) Representation as to Closing Certificates All certificates delivered by the Sellers pursuant to this Agreement shall be true and correct on the Closing Date.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

BUYER:

BIOPORT CORPORATION

By:	Name:
Title:

SELLERS:

ANTEX BIOLOGICS INC., Debtor in Possession

By:	Name:
Title:

ANTEX PHARMA INC., Debtor in Possession

By:	Name:
Title:

APPENDIX A

DEFINITIONS

     As used herein, the following terms have the respective meanings set forth below:

     “Acquired Assets” means all right, title, and interest in and to all of the assets of the Sellers other than the Excluded Assets, including, without limitation, the following assets of each Seller (a) tangible personal property (such as machinery, equipment, test equipment, inventories of raw materials and supplies, manufactured and purchased parts and works-in-process, furniture, automobiles, trucks, tools, and other mobile equipment), including those listed in Section 3(n) of the Disclosure Schedule (but exclusive of those items disposed of in the Ordinary Course of Business between the date of this Agreement and the Closing Date), (b) Intellectual Property (including the name “Antex,” “Antex Biologics,” and “Antex Pharma”), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, including those items of Intellectual Property listed in Section 3(m) of the Disclosure Schedule, (c) the leases, subleases, and rights thereunder with respect to both real and personal property listed in Section 3(o) of the Disclosure Schedule and identified as Assumed Contracts, (d) inventory, (e) the other Assumed Contracts and all payments due or to become due thereunder, (f) claims, deposits, rebates, discounts earned, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment, including, claims, causes of action, chooses in action, and rights of recovery for amounts due or to become due under any Assumed Contract, including, any cash collateral securing a letter of credit issued to a lessor under an assumed lease (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and Governmental Authorities, (h) books, records, ledgers, files, documents, correspondence, lists, catalogs, advertising and promotional materials, studies, reports, customer lists, and other printed or written material in each case to the extent relating to the Acquired Assets.

     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state or local law.

     “Allocation Schedule” has the meaning set forth in Section 2(f) above.

     “Alternative Transaction” means any of the following transactions:

          (a) any sale or other transfer, direct or indirect, of any Acquired Assets, whether in one or more transactions, or whether also involving, directly or indirectly, other assets, properties and rights of Sellers if, as a result of such sale or other transfer, any Person other than Buyer would own all or any material portion of the Acquired Assets;

           (b) a merger or consolidation of Sellers or any issuance, acquisition or transfer of capital stock of Sellers if any Person other than Buyer would beneficially own all or any material portion of the Acquired Assets;

          (c) any transaction involving, directly or indirectly, the transfer of control of the Acquired Assets or any portion thereof, if any person other than Buyer would control all or any material portion of the Acquired Assets; or

          (d) any other transaction that has or would have a material adverse effect on Sellers’ ability to consummate the Transactions as contemplated hereby.

     “Antex” has the meaning set forth in the preface above.

     “Antex Pharma” has the meaning set forth in the preface above.

     “Antex SEC Reports” has the meaning set forth in Section 3(u) above.

     “Approval Hearing” has the meaning set forth in Section 5(g) above.

     “Approval Order” has the meaning set forth in Section 5(g)(ii) above.

     “Assumed Contracts” means all of the Contracts identified as assumed Contracts in Section 3(o) of the Disclosure Schedule.

     “Assumed Liabilities” means all obligations of the Sellers under the Assumed Contracts arising after the Closing (in each case exclusive of any Liability or obligation arising thereunder as a result of any breach, default or failure of the Sellers to perform any covenants or obligations required to be performed by the Sellers prior to the Closing Date), including any and all obligations either (x) to furnish goods, services to another party after the Closing, or (y) to purchase and pay for goods and services that another party will furnish to it after the Closing; provided, however, that the Assumed Liabilities shall include no other Liability of the Sellers of any kind or nature whatsoever and shall not include any Excluded Liabilities.

     “Back-Up Alternative Transaction” has the meaning set forth in Section 9 above.

     “Bankruptcy Case” has the meaning set forth in the recitals above.

     “Bankruptcy Code” has the meaning set forth in the recitals above.

     “Bankruptcy Court” has the meaning set forth in the recitals above.

     “Bid Deadline” has the meaning set forth in Section 5(g)(i)(C) above.

     “Break-Up Fee” has the meaning set forth in Section 9(b)(iv) above.

     “Business” has the meaning set forth in the recitals above.

     “Buyer” has the meaning set forth in the preface above.

     “Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     “CERCLA” has the meaning set forth in Section 3(u)(v) above.

     “Closing” has the meaning set forth in Section 2(d) above.

     “Closing Date” has the meaning set forth in Section 2(d) above.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidential Information” means any information concerning the Business and affairs of the Sellers that is not generally available to the public.

     “Contracts” has the meaning set forth in Section 3(o) above.

     “DIP Facility” has the meaning set forth in the recitals above.

     “DIP Facility Agreements” means the Loan and Security Agreement to the extent that credit is extended pursuant thereto after the entry of the Interim Order and any agreements that amend, modify, supplement or replace the Loan and Security Agreement and pursuant to which the Buyer extends DIP Financing to the Sellers in accordance with the Interim Order or any other order of the Bankruptcy Court.

     “DIP Financing” has the meaning set forth in the recitals above.

     “Disclosure Schedule” has the meaning set forth in Section 3 above.

     “Employee Benefit Plan” “Employee Benefit Plan” means each employee benefit plan (whether or not within the meaning of ERISA
§ 3(3)), multiemployer plan (within the meaning of ERISA §§ 3(37) or 4001(a)(3)),written or oral employment or consulting agreement, change in control agreement, severance pay plan or agreement, employee relations policy (or practice, agreement or arrangement), agreements with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan, cafeteria or flexible spending account plan and any deferred compensation agreement (or plan, program, or arrangement) covering any present or former employee of the Sellers and which is, or at any time during the six year period preceding the Closing Date was, sponsored or maintained by (or to which contributions are, or at any time during the six year period preceding the Closing Date were, or were required to have been, made by) the Sellers or an ERISA Affiliate.

     “Environmental, Health, and Safety Requirements” shall mean all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     “Environmental Liability” means any Liability arising under any Environmental, Health and Safety Law relating to or arising out of the ownership, use or operation of the Acquired Assets, the Leased Real Property or the Business prior to the Closing or the Excluded Assets at any time.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means the Sellers and any other organization which together with the Sellers is treated as a single employer under Code §§ 414(b), (c), (m) or (o).

     “Excluded Assets” means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, Tax Returns, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of each Seller as a corporation, (ii) any of the rights of any Seller under this Agreement (or under any side agreement between any Seller on the one hand and the Buyer on the other hand entered into at any time, whether before, on or after the date of this Agreement), (iii) Cash, (iv) all accounts receivable, notes receivable and any other receivables of the Sellers as of the Closing Date other than receivables or other payments now due or hereafter arising under Assumed Contracts, (v) all causes of action (other than causes of action against counterparties to Assumed Contracts), including, but not limited to, avoidance claims under Sections 544, 547, 548, 549 or 550 of the Bankruptcy Code, (vi) all Contracts other than the Assumed Contracts and (vii) any and all claims of the Sellers against Roan/Meyers Associates L.P. and any of its Affiliates.

     “Excluded Liabilities” means all Liabilities of the Sellers other than the Assumed Liabilities, including, without limitation (i) any Liability of the Sellers for income, transfer, sales, use, and all other Taxes arising in connection with the consummation of the Transactions (including any income Taxes arising because the Sellers are transferring the Acquired Assets), except as otherwise provided in this Agreement, (ii) any Liability of the Sellers for Taxes, including Taxes of any Person other than the Sellers, (iii) any Liability of Sellers with respect to any Indebtedness for borrowed money, (iv) any Liability of Seller arising out of any threatened or pending litigation or other claim, (v) any Liability, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, incentive compensation, sick leave, severance or termination pay, vacation and other forms of compensation or any other form of Employee Benefit Plan (including the health benefits payable reflected on the Sellers’ balance sheet), agreement (including employment agreements), arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of Sellers, (vi) any Liabilities of any Seller to any Affiliates or current or former stockholders of any Seller, (vii) any Liability for costs and expenses of the Sellers in connection with this Agreement or any Transactions (except as otherwise specified in this Agreement), and (viii) any Environmental Liability.

     “Financial Statements” has the meaning set forth in Section 3(g) above.

     “GAAP” means United States generally accepted accounting principles.

     “Governmental Authority” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court of the United States of America or any political subdivision thereof, or of any other country.

     “Indebtedness” of any Person means, in each case whether or not accrued on the books of such Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations of such Person upon which interest charges are customarily paid or which are evidenced by notes, bonds, debentures, credit agreements or similar agreements or investments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person under capitalized leases, (e) all obligations of such Person in respect of acceptances, letters of credit or letters of guaranty issued or created for the account of such Person, and (f) all liabilities secured by any Security Interest on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof.

     “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), inventor’s certificates, divisions, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and URLs together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, diagrams, specifications, customer and supplier lists, catalogs, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation) (whether purchased or internally developed), (g) all other proprietary rights, (h) all information systems and management procedures, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

     “Interim Order” has the meaning set forth in the recitals above.

     “Knowledge” means actual knowledge.

     “Leased Personal Property” has the meaning set forth in Section 3(n) above.

     “Leased Real Property” has the meaning set forth in Section 3(l)(ii) above.

     “Leases” has the meaning set forth in Section 3(l)(iii) above.

     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     “Loan and Security Agreement” has the meaning set forth in the recitals above.

     “Material Adverse Effect” means a material and adverse effect on the business, properties or financial condition of the Sellers taken as a whole.

     “Most Recent Balance Sheet” means the balance sheet contained within the Financial Statements for the Most Recent Fiscal Year End.

     “Most Recent Fiscal Year End” has the meaning set forth in _3(g) above.

     “Multiemployer Plan” has the meaning set forth in ERISA Sec. 3(37).

     “Net Revenues” has the meaning set forth in Section 2(c)(ii) above.

     “Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Sellers (including with respect to quantity and frequency).

     “Parties” has the meaning set forth in the preface above.

     “Permits” has the meaning set forth in Section 3(j) above.

     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a limited liability company, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     “Personal Property Lease” has the meaning set forth in Section 3(n) above.

     “Procedure Order” has the meaning set forth in Section 5(h) above.

     “Purchase Price” has the meaning set forth in Section 2(c) above.

     “Royalty” has the meaning specified in Section 2(c)(ii) above.

     “Royalty Agreement” has the meaning specified in Section 2(c)(ii) above.

     “Sale Motion” has the meaning set forth in Section 5(g)(ii) above.

     “Sale Procedure Date” has the meaning set forth in Section 5(h) above.

     “Sale Procedure Order” has the meaning set forth in Section 5(g)(i) above.

     SEC” has the meaning set forth in Section 3(v) above.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Security Interest” means any adverse claim, mortgage, pledge, lien, interest, encumbrance, option, restriction on transfer, easement, right of way, matter of survey, charge, or other security interest.

     “Seller” and “Sellers” have the meanings set forth in the preface above.

     “Seller Employee Benefit Plans” has the meaning set forth in Section 3(v) above.

     “Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     “SWDA” has the meaning set forth in Section 3(u)(v) above.

     “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales and use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     “Tax Liability” has the meaning set forth in Section 3(k)(iii) above.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Transactions” has the meaning set forth in the recitals above.

     “Transfer Tax” has the meaning set forth in Section 6(f) above.

     “WARN Act” has the meaning set forth in Section 3(s) above.